            As filed with the Securities and Exchange Commission
                             on October 23, 1996

                                      Registration No. 333-  ____
--------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                   ---------------------------------------
                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933, AS AMENDED

                   ---------------------------------------

                        AMERICAN PHOENIX GROUP, INC.
                        ----------------------------
           (Exact name of registrant as specified in its charter)

                                  Delaware
                                  --------
                        (State or other jurisdiction
                      of incorporation or organization)
                      --------------------------------
                                 13-376855
                                 ---------
                    (I.R.S. Employer Identification No.)

                                5 Park Plaza
                          Irvine, California 92714
                               (714) 224-2525
             (Address, including zip code, and telephone number,
               including area code, of registrant's principal
                             executive offices)
                       -------------------------------
                              DANIEL A. FRANCE
                                5 Park Plaza
                          Irvine, California 92714
                               (714) 224-2525
              (Name, address, including zip code, and telephone
             number, including area code, of agent for service)
                                 Copies to:
                       -------------------------------

                          RICHARD F. HOROWITZ, ESQ.
                           IRVING ROTHSTEIN, ESQ.
                        Heller, Horowitz & Feit, P.C.
                             292 Madison Avenue
                          New York, New York 10017

    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
     Approximate date of commencement of proposed sale to public:
               As soon as practicable after the effective date
                        of the registration statement

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |___|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. |_X_|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |___|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |___| _____
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |___|

-------------------------------------------------------------------------------
                       CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                       Proposed
                                       Maximum       Proposed
Title of Each Class       Amount       Offering      Maximum     Amount of
of Securities to          to be        Price Per     Aggregate   Registra-
be Registered             Registered   Share(2)      Price(2)    tion Fee
-------------------       ----------   ---------     ---------   ----------
Common Stock(1)           4,307,532       $2.96875   $12,787,985 $3,875.15

----------------------------------------------------------------------------
Total Registration Fee                               $12,787,985  $3,875.15
----------------------------------------------------------------------------

(1) To be offered by selling security holders, at their discretion, from time to time beginning from the effective date of this Registration Statement, at prevailing market prices at time of sale.

(2) Estimated solely for the purpose of calculating the registration fee. Proposed maximum offering price per share is estimated based upon the closing price on October 16, 1996.

     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                          KUSHI MACROBIOTICS CORP.

Cross Reference Sheet Showing Location in Prospectus of
Information Required Therein by Item 1 through 13 of Form S-3

      Registration Statement                       Prospectus Caption
          Item and Heading                             of Location
      -----------------------                      -------------------
 1.  Forepart of the Registration                    Outside Front Cover
     Statement and Outside Front
     Cover Page of Prospectus............
                                                     Inside Front Cover
 2.  Inside Front and Outside Back                   Page
     Cover Pages and Prospectus..........

 3.  Summary Information,                            Outside Front Cover,
     Prospectus Summary                              Risk Factors
     and Ratio of Earnings to
     Fixed Charges.......................            Use of Proceeds

 4.  Use of Proceeds.....................            Not Applicable

 5.  Determination of Offering Price.                Not Applicable

 6.  Dilution............................            Selling Security
                                                     Holders
 7.  Selling Security Holders ...........
                                                     Cover Page,
                                                     Plan of Distribution
 8.  Plan of Distribution................


 9.  Description of the Securities to
     be Registered.......................            Not Applicable

10.  Interest of Named Experts and
     Counsel.............................            Not Applicable

11.  Material Changes....................            Not Applicable

12.          Incorporation of Certain
             Information by Reference............   Incorporation of Certain
                                                    Documents by Reference

13.          Disclosure of Commission Position
             on Indemnification for Securities
             Act Liabilities.....................   Disclosure of Commission
                                                    Position on
                                                    Indemnification for
                                                    Securities Act
                                                    Liabilities

                            SUBJECT TO COMPLETION

                           DATED OCTOBER 23, 1996

                              -----------------

                        AMERICAN PHOENIX GROUP, INC.

                           ----------------------


   This Prospectus covers the offer and proposed sale of up to 4,307,532 shares of Common Stock, $.001 par value (the "Common Stock"), of American Phoenix Group, Inc., formerly called Kushi Macrobiotics Corp. (the "Company"), held by security holders who acquired them directly from the Company for services provided or in settlement of claims (the "Shares"). See "Selling Securityholders".

        The holders of the Shares are collectively referred to herein as the "Selling Securityholders."

   Each of the Selling Securityholders may be deemed to be an "underwriter" of the Company's securities offered hereby, as that term is defined under the Securities Act of 1933, as amended (the "Act"). Each of the Selling Securityholders intends to sell the Shares offered hereby from time to time for their own account in the open market at the prices prevailing therein, or in individually negotiated transactions at such prices as may be agreed upon. Each of the Selling Securityholders will bear all expenses with respect to the offering of the Shares by them except the costs associated with registering the Shares under the Act and preparing and printing this Prospectus.

   The net proceeds from the Shares to be sold by the Selling
Securityholders will inure entirely to their benefit and not that of the Company.

   The Company's Common Stock is traded on NASDAQ (Symbol - "KMAC"). The closing price of the Company's Common Stock on October 21, 1996 was $3.875.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AS DESCRIBED HEREIN. See "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ---------------------------------

   With respect to the proposed sale of the Shares by the Selling Securityholders (if any of such holders are deemed to be an "affiliate" of the Company), the Company is taking steps either to register the Shares or permit such sales (or resales) pursuant to exemption from registration under the laws only of California and New York. However, if purchasers of the Shares are not residents of the aforementioned states, the Company will not be able to permit them to effect transfers of the Shares sold by the Selling Securityholders, unless the purchaser resides in a state which permits such transactions as exempt from registration. Under such circumstances, the only alternatives may be to sell to a resident of the aforementioned states or to sell to an entity, such as a state registered broker - dealer, which may be exempt under applicable state laws. Potential purchasers of the Shares should consult with their broker and/or attorney to determine what actions should be taken to comply with the laws of their state with respect to any such Shares to be purchased by them. To the extent any state laws require, transactions may only be conducted through state registered broker-dealers.

   The Company will furnish to each person to whom this Prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference. Requests should be addressed to: Mr. Daniel A. France, Chief Financial Officer, American Phoenix Group, Inc., 5 Park Plaza, Irvine, California, 92714. The Company's telephone number is (714) 224-2525.

   NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATION NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN RESPECT OF THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

                           ADDITIONAL INFORMATION

   The Company has filed with the headquarters office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus filed as part of such Registration Statement does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement. For further information pertaining to the securities offered hereby and the Company, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto may be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of the Commission's regional offices at the following addresses: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants such as the Company, that file electronically with the Commission. This material can be found at http://www.sec.gov.

                                 THE COMPANY

   The Company was formed under the laws of the State of Delaware in May 1994 under the name Kushi Macrobiotics Corp., to develop, produce and/or market a full line of high quality natural foods based on Michio Kushi's Standard Macrobiotic Diet. In August 1995, the Company raised approximately $4.8 million in its initial public offering ("IPO") of Common Stock and Warrants, which proceeds were used to fund activities undertaken during the Company's development phase. The sale and shipment of product began in the last quarter of fiscal 1995. In early 1996, management determined that revenues and profit margins were not adequate to sustain the business as a going concern. Since then, the Company's management has focused on finding a merger, joint venture or strategic alliance partner to protect stockholder equity. To conserve its working capital pending fulfillment of this objective, the Company reduced its staff and liquidated or otherwise resolved certain of its contractual obligations. In May 1996, the Company executed a definitive agreement to merge (the "Merger") with American Phoenix Group, Inc. a Nevada corporation ("American Phoenix"), which was subsequently amended in July 1996 (the "Merger Agreement"). The Merger was consummated on September 26, 1996, whereupon the Company changed its name to "American Phoenix Group, Inc."

   Upon effectiveness of the Merger, American Phoenix merged with and into the Company, the separate existence of American Phoenix ceased and the Company was the surviving corporation. As a consequence of the Merger, title to all of the property and assets of American Phoenix vested in the Company and the Company is subject to all of the liabilities of American Phoenix.

   Pursuant to the Merger Agreement the Company spun-off its natural foods business to the Company's stockholders. The Spin-off is being accomplished by (i) the transfer and assignment of substantially all of the assets and certain of the liabilities of the Company to Kushi Natural Foods Corp. ("Kushi Foods") and (ii) the declaration by the Company of a dividend on each share of Common Stock outstanding as of a record date prior to the effective time of the Merger of the stock of Kushi Foods.

   The Company now seeks to create shareholder value by acquiring, financing and developing technology-related companies. Presently, the Company is an international holding company which continues to seek acuqisitions which, in the opinion of management, are likely to yield enhanced shareholder value and long-term growth.

   The Company now has three subsidiaries: Marine Turbine Australian Pty., Ltd. ("MTA"), an Australian proprietary limited company; Masling Industries Pty. ("Masling"), an Australian proprietary limited company; and Tokan Holdings, Inc. ("Tokan"), a Delaware corporation through which American Phoenix has a minority interest in Barlile Corp., Ltd. ("Barlile"), an Australian entity engaged in a variety of agricultural ventures. MTA has developed a prototype modular power unit (MPU) for use in high speed ocean pursuit craft. The MPU employs an innovative proprietary gearbox technology which yields improved performance and efficiency. American Phoenix also derives revenue from a portfolio of promissory notes. Masling is an aircraft component overhaul and engineering facility.

   On September 16, 1996, the Company and Tetherless Access Asia Limited ("TAAL"), a privately held company with operations in Africa, Asia, Australia and the United States, announced that representatives of the two companies were meeting to explore the possibility of a business combination. A conclusion to the discussions is expected shortly.

   TAAL is a wireless data communications service provider capitalizing on the exploding demand for alternatives to the high cost of wire line communications networks in developing economies. TAAL provides leading-edge technology and network services for wireless transaction control protocol/Internet protocol ("TCP/IP") data communications utilizing spread-spectrum packet radio technology to deliver a high-speed, scalable, secure networking solution. TAAL delivers virtual TCP/IP networking services, including high speed Internet access and providing solutions to customers in a range of industries including defense, education, finance, government, manufacturing and retail.

   No assurance can be given that any transaction with TAAL will be consummated, what form the transaction will take or that if any transaction is in fact consummated that it will ultimately prove beneficial to the Company and its stockholders.

   The Company's corporate office is now located at 5 Park Plaza, Irvine, California, 92714 at which its telephone number is (714) 224-2525.

   The Company's Common Stock is traded on NASDAQ (Symbol - "KMAC"). The closing price of the Company's Common Stock on October 21, 1996 was $3.875.


                                RISK FACTORS

   The securities being offered hereby represent a speculative investment and a high degree of risk. Therefore, prospective investors should thoroughly consider all of the risk factors discussed below and should understand that they could lose all or part of their investment. No person should consider investing who cannot afford to lose a substantial part or all of his investment or who is in any way dependent upon the funds that he is investing.

   NECESSITY OF AN EFFECTIVE REGISTRATION STATEMENT: BLUE SKY REGISTRATION OR EXEMPTION. The Company will endeavor promptly to maintain a current effective registration statement under the Act covering the Common Stock.
If the Company is unable to maintain a
current registration statement for any reason, holders of the Shares may not be able to transfer them and even if there is a current registration statement covering the Shares it is possible that they or their intended transferee could reside in a state where such transactions would not be permitted under state securities laws.

        DILUTIVE EFFECT OF WARRANT EXERCISE. The Company currently has 6,052,906 warrants outstanding. Although in the opinion of management the infusion of capital resulting from exercise of the warrants would benefit the Company by providing a source of funding for the acquisition and development expenses associated with its corporate objectives, any such exercise of warrants would dilute the percentage ownership of the Company. Moreover, the issuance of substantial amounts of Common Stock upon the exercise of the warrants could negatively impact the market price of such stock.

        INCURRENCE OF LIABILITIES RELATING TO THE PRE-MERGER OPERATIONS OF THE COMPANY. From the date of its inception and thereafter, the Company has incurred debts and liabilities in the operation of its natural foods business. Pursuant to the Merger Agreement, in conjunction with the Spin-Off, all of the liabilities of the Company, subject to specified exceptions, will be transferred to Kushi Foods. Although this transfer of liabilities is valid and effective as between the Company and Kushi Foods, the Company will remain liable to third parties for all of claims and debts arising out of the pre-Spin-Off business of the Company. Moreover, notwithstanding the Spin-Off, the Company will remain liable on the two leaseholds entered into by the Company in connection with its natural foods business, although Kushi Foods will provide the Company with a contractual indemnification of such leasehold obligations.

        In the event that the assets of Kushi Foods are insufficient to satisfy any claim, obligation or liability arising out of the pre-Spin-Off operations of the Company, a creditor of Kushi Foods may seek satisfaction of any such claim, obligation or liability from the assets of the Company. Any such claims which may arise, to the extent that they are material and to the extent that the assets of Kushi Foods are insufficient to satisfy such claims, amy adversely affect the financial condition of the Company.

        UNSPECIFIED ACQUISITIONS. The Company intends to engage in acquisitions of other companies and businesses and will likely use its stock as consideration therefor. This may result in a dilution of the percentage of the equity to be owned by the investors in this offering. In addition, such acquisitions may involve speculative and risky undertakings by the Company. Under Delaware law, acquisitions do not require stockholder approval; however, certain acquisitions accomplished by merger or consolidation do require stockholder approval. The Company does not, in general, intend to submit acquisitions to stockholder vote except where required by Delaware Law.

        DILUTION. Certain stockholders of the Company acquired their interests in the Company at an average cost per share which is significantly less than that which purchasers of the Shares offered hereby will pay for their stockholdings. Consequently, the purchasers of the Shares offered hereby will bear a disproportionate share of the risk of any loss that may be incurred in the Company's operations and an investment in the Company's securities will result in an immediate substantial dilution of the offering price.

        NO CASH DIVIDENDS AND NONE ANTICIPATED. The Company has not paid any cash dividends and does not contemplate or anticipate paying any cash dividends in the foreseeable future.

        LIMITED MARKET FOR SECURITIES. The Company's securities currently trade on NASDAQ as a small cap issue, and trading volume generally is not at a high level. As a result, there is a limited market in the Company's securities, and there can be no assurance that a more active market may develop. Accordingly, any investments in the Company's securities may be highly illiquid. Further, no assurance can be given that the Company will meet the criteria applicable to it for maintaining a listing on NASDAQ as a small cap issue on an ongoing basis.

        POSSIBLE ISSUANCE OF PREFERRED STOCK AND POSSIBLE ADVERSE EFFECT ON RIGHTS OF HOLDERS OF COMMON STOCK. The Company is authorized to issue 10,000,000 shares of preferred stock. While the Company has no present intention of issuing any preferred stock, the Board of Directors has broad powers to fix the rights and terms of any preferred stock without requiring stockholder approval. The issuance of preferred stock could have an adverse effect on the rights of holders of the Company's Common Stock.

        TEMPORARY LOSS OF MARKET-MAKERS. Pursuant to Rule 10b-6, any of the Company's market-makers will be prohibited from engaging in any market-making activities with respect to the Company's securities for the period of ten business days prior to any solicitation by it of the exercise of any of the Company's public warrants until the termination of such activity. Accordingly, such market-maker may be unable to provide a market for the Company's securities during certain periods and, as a result, holders of the Company's securities may find it more difficult to sell their holdings.

        REQUIRED DISCLOSURE CONCERNING TRADING OF PENNY STOCKS OR LOW-PRICED SECURITIES. The Securities and Exchange Commission ("SEC") has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Effective July 15, 1992, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction of a disclosure schedule prepared by the SEC relating to the penny stock market. Commencing January 1, 1993, the broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

        While many NASDAQ-listed securities would be covered by the definition of penny stock, transactions in a NASDAQ-listed security would be exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such securities would be subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative. Finally, all NASDAQ securities would be exempt if NASDAQ raised its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholders' equity would be subject to delisting. These criteria are more stringent than the current NASDAQ maintenance requirements. Consequently, these rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers to sell the Company's securities in the secondary market.

   The following additional factors should be considered in connection with evaluating the business and prospectus of American Phoenix which, upon the Merger, will become the business of the Company.

   LIMITED OPERATING HISTORY. The current corporate strategy of the Company is to identify, acquire and develop emerging technologies. The Company (and American Phoenix prior to the Merger) has only a limited history operating under this present corporate strategy. Between August 1994 and August 1995, American Phoenix discontinued all operations in its original environmental business and entered a development stage. American Phoenix first generated net revenues during the second quarter ending February 29, 1996. Prior to the Merger, American Phoenix's revenues were generated principally by its subsidiary MTA, manufacturer of high speed interdiction boats and Masling an engineering subsidiary of MTA. American Phoenix also earned revenue from its note portfolio. MTA has not begun commercial production of the next generation of its principal product. There can be no assurance that these operations will be profitable or that subsidiaries will generate significant revenue from product sales or services. The likelihood of success of the Company must be considered light of the problems, experiences, difficulties, complications and delays frequently encountered in connection with the operation and development of new and expanding businesses.

        COMPETITION. Management anticipates that the industries in which the Company will operate will be intensely competitive. This competition is expected to increase with the pace of technological developments. Current and future competitors may have significantly greater financial, technical, manufacturing and marketing resources than the Company and its subsidiaries. This will be especially true if the Company completes a deal with TAAL.

        RAPID TECHNOLOGICAL CHANGE. The industries which have in the past been targeted by American Phoenix are characterized by rapid technological change. As a result, other technologies may emerge that offer technological,price or other marketing advantages over technologies to which the Company presently or hereafter becomes committed. Lower profit margins frequently are obtained on newer products than might be typical of mature products. The Company currently intends to focus on companies with emerging technologies which are not likely to have mature products or substantial market share. Characteristically of participants in industries experiencing rapid technological change, the Company's subsidiaries are likely to use product components that are not of standard industry design and products and services supplied by a small number of suppliers. Although these suppliers may be replaceable, the Company could face significant production delays if any components or services were to become unavailable. The Company's ability to exploit emerging technologies will be subject to all of the foregoing risks as well as being dependent upon its ability to develop and market applications of emerging technologies.

        ADDITIONAL FUNDING MAY BE REQUIRED. Achievement of Management's objectives will be dependent upon its ability to access significant capital. Current Management believes that it can raise sufficient capital through private placements, registered public offerings or exercise of outstanding warrants. If, for any reasons, sufficient capital is unavailable, the ability to develop and market existing businesses and to acquire new or additional businesses will be adversely affected.

        DILUTION. In the recent past, the Company (and prior to the Merger, American Phoenix also) has sought to acquire technologies and assets though the issuance or exchange of its capital stock. Management anticipates that the Company will continue to seek acquisition and merger transactions that can be effected in this manner. If the net tangible book value of such businesses or assets divided by the number of shares issued in connection with such transaction is less than the net tangible book value of the Company's shares outstanding prior to such transaction, the then current owner of the Common Stock will suffer immediate dilution in the net tangible book value of their investment. No assurance can be given that such transactions will not result in dilution to existing stockholders.

        INTERNATIONAL RISKS. The Company's subsidiaries currently operate in Australia and are expected to conduct substantial business activities in the Pacific Rim. Foreign manufacturing and sales activities are subject to the risks of operating in an international environment. These risks include unstable political and economic environments, local labor laws and customs, local laws and taxes, the potential imposition of trade or foreign exchange restrictions, tariff increases and transportation delays. In addition, financial results are subject to fluctuations in foreign currency exchange rats within the countries where it operates. The risk of foreign exchange losses has been mitigated by the conduct of most of the Company's foreign business transactions in local currency. It is anticipated that this practice will be continued by the Company.

        DEPENDENCE UPON MANAGEMENT. The Company will be dependent upon the international expertise of its new management team (which has come primarily from the previous management of American Phoenix) and financial advisors to meet its strategic objectives. None of these persons necessarily have significant operational or marketing experience in the industries in which companies that the Company may acquire will compete.

                               USE OF PROCEEDS


   The net proceeds from the Shares to be sold by the Selling
Securityholders will inure entirely to their benefit and not that of the Company.

                            PLAN OF DISTRIBUTION

   It is anticipated that the Selling Securityholders will offer the Shares for sale at the prices prevailing in the over-the-counter market (or other principal market, if any, on which the Shares may then be traded) on the date of sale. Such holders also may sell the Shares privately, either directly to the purchaser or through a broker or brokers. There are no arrangements or agreements with any brokers or dealers to act as underwriter of the Shares as of the date hereof. All costs, expenses and fees incurred in connection with the registration of the Shares, including but not limited to all registration and filing fees, printing expenses and fees (if any) and disbursements of the Company's counsel and accountants are being borne by the Company, but all selling and other expenses incurred by the holders will be borne by the holders.

                          SELLING SECURITY HOLDERS

   This Prospectus covers the proposed offer and resale of up to 4,307,532 shares of the Company's Common Stock. The Shares were issued to the Securityholders in payment for services rendered to the Company or in settlement of outstanding obligations.

   The officers and directors of the Company who are offering Shares and their percentage ownership is contained in the chart below listing the Selling Securityholders. Except as indicated below, none of the Shares are held by officers or directors of the Company or, to the Company's knowledge,
by any 1% holders of the Company's Common Stock.    The Company will receive
no proceeds from the Shares being offered hereby.

==================================================================
       Names                Shares     Shares       Shares
       -----                Held       Offered      owned
                                                    After Sale
==================================================================
 Patrick N. Di Carlo(1)     2,096,070  2,096,070        -0-
 AVIVA Corporation Ltd.       500,000    500,000        -0-
 John Errecart                270,000    270,269        -0-
 Brian Krupp                  213,350    213,350        -0-
 Michael D. Wells             213,350    213,350        -0-
 Daniel A. France(2)          265,046    206,675       58,371
 Asset Management
   Partners, LLC              145,078    145,078        -0-
 Fred Ninneman                130,570    130,570        -0-
 Kurt Zimmerman               128,010    128,010        -0-
 Patrick N. Di Carlo, Jr.      89,607     89,607        -0-
 Cornelius Ryan                85,340     85,340        -0-
 Douglas K. Simpson            53,338     53,338        -0-
 Rhonda Thorstad               50,000     50,000        -0-
 Net Group Financial, LLC      46,937     46,937        -0-
 Norman G. Doyle               32,003     32,003        -0-
 Jay W. Hubbard(3)             21,335     21,335        -0-
 J.V. Rasinski                 21,335     21,335        -0-
 Lisa Ham                       4,267      4,267        -0-

------------------------------------------------------------------
 (1) Chairman and Chief Executive Officer
 (2) Chief Financial Officer and Director
 (3) Director
==================================================================


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by the Company with the Commission are incorporated herein by reference:

   (a) (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, filed pursuant to Section 13 of the Shares Exchange Act of 1934, as amended (the "Exchange Act").

        (2) The Company's Quarterly Report on Form 10-QSB for the fiscal Quarter ended March 31, 1996, filed pursuant to Section 13 of the Exchange Act.

        The Company's Quarterly Report on Form 10-QSB for the fiscal Quarter ended June 30, 1996, filed pursuant to Section 13 of the Exchange Act.

        (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act.

        (4) The Company Registration Statement on Form S-4 declared effective September 3, 1996 (Registration No.333-10755).

   (b) In addition, all reports and other documents to be filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, as well as all such reports filed after the date hereof and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

                               LEGAL OPINIONS

   Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Heller, Horowitz & Feit, P.C., 292 Madison Avenue, New York, New York 10017.

                    DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SHARES ACT LIABILITIES

   Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions, Article 9 of the Registrant's Certificate of Incorporation contains provisions relating to the indemnification of directors and officers, to the full extent permitted by Delaware law.

   The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such person.

   Insofar as indemnification for liabilities arising under the Shares Act of 1933 may be permitted to directors, officers and controlling persons of the Small Business Issues pursuant to the foregoing provisions, or otherwise, the Small Business Issues has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

                              TABLE OF CONTENTS

                                                                       PAGE NO.


THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SELLING SECURITY HOLDERS  . . . . . . . . . . . . . . . . . . . . . . . .   11

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . .   12

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SHARES ACT LIABILITIES  . . . . . . . . . . . . . . .   13

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.     Other Expenses of Issuance and Distribution


   The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement.


Shares and Exchange Commission Fee................   $3,875
NASDAQ Additional Listing Fee.....................    7,500
Accountants' Fees and Expenses....................    1,000
Legal Fees and Expenses...........................    8,000
Blue Sky Qualification, Fees and Expenses.........      575
Miscellaneous.....................................   $1,625
                                                    -------
             TOTAL                                  $22,000

Item 15.     Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions, Article 9 of the Registrant's Certificate of Incorporation contains provisions relating to the indemnification of directors and officers, to the full extent permitted by Delaware law.

   The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such person.

Item 16.     Exhibits

Registrant hereby incorporates by reference the following documents files as part of its Registration Statement on Form SB-2 (File No. 33-92154-NY), declared effective August 11, 1995 (the "Registration Statement"):

   3.1  Restated Certificate of Incorporation

   3.2  By-Laws

   4.1  Specimen Common Stock Certificate

The following exhibits are filed herewith:

   5     Opinion re: legality

   23(a) Consent of Israeloff, Trattner & Co.


Item 17.     Undertakings.

        The undersigned Registrant hereby undertakes;

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 22, 1996.

                                 AMERICAN PHOENIX GROUP, INC.



                            By:  s/ Patrick N. Di Carlo
                                 -------------------------------
                                 Name:  Patrick N. Di Carlo
                                 Title:  Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                             TITLE               DATE
---------                             -----               ----



s/Patrick N. Di Carlo            Chairman and        October 22, 1996
----------------------------     Chief Executive
Patrick N. Di Carlo              Officer



s/Daniel A. France               Director, Chief     October 22, 1996
----------------------------     Financial Officer
Daniel A. France                 and Secretary



s/John Davis                     Director            October 22, 1996
--------------------------
John Davis



s/Jay W. Hubbard                 Director            October 22, 1996
--------------------------
Jay W. Hubbard

                                EXHIBIT INDEX




   5     Opinion re: legality

   23(a) Consent of Israeloff, Trattner & Co.